Exhibit 10.52

3750 Torrey View Court San Diego, CA 92130 858.617.2000 858.617.2900 (fax)

[Date]

[Executive]

[Title]

[Address]

Dear [Executive]:

[We would like to take the opportunity following the spin-off from Cardinal Health to confirm your compensation package. Enclosed is important information about your individual position, benefits and rewards at CareFusion Corporation (the “Company”). A summary of your new compensation package, including applicable benefit plans, guidelines and programs, is set forth below.]

[This letter supplements your existing employment offer letter, which outlines a supplemental compensation arrangement to be provided by CareFusion Corporation (“Company”) on your behalf. I am pleased to present the following additions to your total rewards package:]

1.	Position

Effective 8/31/2009, your position will be                     , reporting to                     .

2.	Base Salary

Effective 8/31/2009, your initial annual base salary will be $        , and your cash compensation profile will be reviewed along with all other employees of the Company at regular intervals. In addition, any changes to your base compensation will require approval by the Human Resources and Compensation Committee of the Board of Directors of the Company.

3.	Management Incentive Plan (MIP)

You will be eligible to participate in the Company’s annual MIP. For FY10, your target annual incentive will be     % of your base salary. Funding for FY10 MIP awards will be based on Earnings before Interest and Tax (EBIT) and Operating Cash Flow goals, subject to the terms and conditions of the MIP.

4.	Long Term Incentive Plan (LTI)

You will be eligible to participate in the Company’s long term incentive program for senior management. For FY10, the Company’s long term incentive award is scheduled to occur in September 2009. Based on the annual base salary in paragraph 2 of this letter, the target “expected value” for your long term incentive award for FY10 will be     % of base salary, or $         (“LTI Target”). Your LTI Target is expected to be delivered to you based on the following mix:     % stock options,     % restricted stock units (“RSUs”) and     % performance

share units (PSUs). The options and RSUs will vest in annual installments of 33.33% on each of the first three anniversaries of the grant date, and will be subject to the terms of the grant documents. The performance share units will vest upon CareFusion attaining certain performance goals that will be established by the Board of Directors and according to the terms of the grant document. As the PSUs are expected to be granted every other year (FY10, FY12, FY14, etc.), the value of the awards delivered in FY10 will be two times the annual target value for this component. These awards are subject to the approval of the Human Resources and Compensation Committee of the Board of Directors of the Company.

5.	Founders Grant

You will be eligible to receive a one-time supplemental Founders Grant of RSUs, equal to 100% of your LTI Target provided in paragraph 4 above, subject to approval by the Human Resources and Compensation Committee of the Board of Directors. The number of RSUs will equal the expected value divided by the closing stock price on the grant date. The grant date of the Founders Grant will be on the same date as the FY10 annual LTI grant. The Founders Grant will vest in annual installments of 33.33% on each of the first three anniversaries of the grant date, and will be subject to the terms of the grant documents. The RSUs for the Founders Grant as well as the annual RSU awards may be deferred if you so elect on the enclosed election form.

6.	401(k) Savings Plan

You are eligible to participate in the CareFusion 401(k) Savings Plan. You may contribute a portion of your cash compensation to the Plan on a pre-tax basis, subject to IRS maximum limits. Currently, the Company matches dollar-for-dollar on the first 3% of compensation you contribute to your 401(k) Plan account and 50 cents for every dollar on the next 2% you contribute. These matching dollars are immediately 100% vested. In addition, the Company currently makes a discretionary contribution to your 401(k) Plan account, which is 100% vested after three years of service. The Company also currently provides a discretionary social security integration contribution for eligible compensation over the social security wage base of $106,800 up to $245,000, which also vests 100% after three years.

7.	Deferred Compensation Plan

You are eligible to participate in the CareFusion Deferred Compensation Plan, which enables you to save over the IRS limits in the 401(k) Plan. Currently, you may contribute up to 50% of your base salary and up to 100% of your annual cash incentive award. Also, currently the Company provides discretionary contributions for eligible compensation earned between $245,000 and $345,000, and a match on deferrals from eligible compensation earned between $245,000 and $345,000 (match structure same as the 401(k) Plan). All contributions vest as described in the 401(k) Plan. The terms of this Plan are subject to change at the discretion of the Board of Directors.

8.	Health and Welfare Benefits

You and your eligible dependents will be eligible for participation in our group benefits program. This program includes coverage for medical, dental, vision, life insurance, accidental death and dismemberment, and short-term and long-term disability, as determined by the Company.

9.	Paid Time Off

There are currently seven paid Company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). You will also be eligible to receive up to         hours (         8-hour days) of Paid Time Off (“PTO”). PTO includes vacation, sick and personal days.

10.	Executive Severance

You are eligible for severance in accordance with the Company’s Executive Severance Guidelines. Currently, the Executive Severance Guidelines provide that if your employment is involuntarily terminated without cause (i) prior to June 30, 2011, the Company will provide you with severance equal to          times the sum of your current annual base salary and your current target annual incentive (b) after June 30, 2011, the Company will provide you with severance equal to          times the sum of your current annual base salary and the average of the payouts of your actual CareFusion annual incentives for the previous two years, in each case subject to the terms and conditions of the Executive Severance Guidelines. The severance payments will be made evenly over a 12 month period following termination.

[Per the terms of your existing offer letter, you are entitled to the following: _____________. Given the terms of your existing offer letter and the current Company policy, you will be provided the greater of the two severance amounts depending on the date and circumstances of the termination.]

11.	Change in Control Severance

You are eligible for severance in accordance with the CareFusion Change in Control Plan. Currently, the Plan provides that if your employment is terminated by the Company without cause or you terminate employment for good reason, within 24 months following a Change in Control, the Company will provide you with severance equal to          times the sum of your annual base salary plus your current year MIP target, in each case subject to the terms and conditions of the Change in Control Plan.

12.	Terms

Employment with the Company is not for any definite period of time and is terminable, with or without notice, at the will of either you or the Company at any time for any reason. There shall be no contract, express or implied, of employment. The terms of any and all of the plans, guidelines and programs described in this letter are subject to change at the discretion of the Company. This offer letter shall be governed by and construed in accordance with the laws of the State of Delaware. If, under any such law, any portion of this offer letter is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto.

Sincerely,

[Name]

[Title]

Enclosures